Exhibit 99.1

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	MarineMax, Inc.	203/682-8211
727/531-1700

MarineMax Announces Pricing of Common Stock Offering

     Clearwater, FL. — February 17, 2005 – MarineMax, Inc. (NYSE: HZO) today announced the pricing of the public offering by MarineMax of 1,000,000 shares of its common stock and by a certain stockholder of 1,861,200 shares of common stock at $32.75 per share. The shares are being offered through J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. MarineMax has granted the underwriters an option to purchase up to 429,000 additional shares from the company to cover over-allotments.

     MarineMax intends to use the proceeds from the sale of shares by it for general corporate purposes, including the repayment of short-term indebtedness. The selling stockholder is BCMM Holdings, Inc., a wholly owned subsidiary of Brunswick Corporation, MarineMax’s largest supplier of recreational boats and yachts. MarineMax will not receive any of the proceeds from the sale of shares by the selling stockholder.

     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

     J.P. Morgan Securities Inc. and Raymond James Associates, Inc. are acting as joint book-running managers on this transaction. The public offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (telephone no. 212-552-5164) or Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716 (telephone no. 727-567-2586) and from the Securities and Exchange Commission’s website at www.sec.gov.

About MarineMax

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Hatteras, Meridian, Boston Whaler, Grady White, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products, provides yacht brokerage services, and offers boat storage services in certain locations. The Company currently operates 68 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.